Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors and Shareholders of

National Health Partners, Inc.

Horsham, Pennsylvania

We hereby consent to the use in this Registration Statement of National Health Partners, Inc. on Form S-8 of our report, dated March 24, 2008, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, for the years ended December 31, 2007 and 2006, and to all other references to our firm included in this Registration Statement on Form S-8.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
April 8, 2008